UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 18, 2005
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact name of registrant as specified in its charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification No.

145 Belmont Drive, Somerset, New Jersey, 08873
Address of principal executive offices, including Zip Code

(732) 271-9090
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On May 18, 2005, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of EMCORE Corporation (the “Company”) voted to award bonuses to the Company’s Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) in respect of the officers’ and the Company’s performance for the fiscal year ended September 30, 2004 and for the first half of fiscal year 2005. The bonus payments were consistent with the Company’s compensation policy and were based on several factors, including the Company’s financial performance over the past fiscal year and achievement of certain corporate and strategic objectives. The Compensation Committee awarded cash bonuses as follows:

Name and Title	Bonus Amount

Reuben F. Richards, Jr., Chief Executive Officer	$225,000
Scott T. Massie, Chief Operating Officer	$93,750
Thomas G. Werthan, Chief Financial Officer	$75,000
Dr. Richard A. Stall, Chief Technology Officer	$75,000
Howard W. Brodie, Chief Legal Officer	$75,000

On May 18, 2005, the Compensation Committee also awarded incentive stock options for the purchase of the Company’s common stock to its Named Executive Officers pursuant to the EMCORE Corporation 2000 Stock Option Plan. The bonus payments were consistent with the Company’s compensation policy and were based on several factors, including the Company’s financial performance over the past fiscal year and achievement of certain corporate and strategic objectives. The Compensation Committee awarded incentive stock options as follows:

Name and Title	Shares Underlying Stock Option Grants

Reuben F. Richards, Jr., Chief Executive Officer	300,000
Scott T. Massie, Chief Operating Officer	67,500
Thomas G. Werthan, Chief Financial Officer	60,000
Dr. Richard A. Stall, Chief Technology Officer	45,000
Howard W. Brodie, Chief Legal Officer	45,000

The exercise price for each of these option grants is $3.42 per share (the closing price of the Company’s common stock on the Nasdaq National Market on May 18, 2005). Each option grant vests 25% per year with the first tranche vesting on May 18, 2006, resulting in the grant fully vesting after four years.  The options expire ten (10) years from the date such option was granted.

Each of the Named Executive Officers is employed “at will.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
By: /s/ Thomas G. Werthan Thomas G. Werthan Chief Financial Officer

Dated:  May 23, 2005